Stillwater Mining Company Reports on Third Quarter Production and Commissioning of the Blitz Project Tunnel Boring Machine; Provides Projects Update

BILLINGS, MT -- (Marketwire - October 03, 2012) - Stillwater Mining Company (NYSE: SWC) (TSX: SWC.U) today reported third quarter 2012 combined mine palladium and platinum production of 127,000 ounces, year-to-date combined production of 381,200 ounces, and reiterated its 2012 PGM mine production guidance of 500,000 ounces and its 2012 total cash cost guidance of $500 per ounce. (Total cash cost per ounce is a non-GAAP measure of extraction efficiency that is further defined in the Company's 2011 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission and available on the Company's website, www.stillwatermining.com.)

The Company also reported that its Blitz project tunnel-boring machine (TBM) is now in place and operational, provided an update on its development and exploration projects, reported on the initiation of the startup phase for its slag cleaning furnace, and progress on its precious metal refinery technology.

2012 Production by Quarter

(Mined Ounces)       First Quarter Second Quarter Third Quarter Year-To-Date
                     ------------- -------------- ------------- ------------

Stillwater Mine             87,700         98,100        94,100      279,900
Palladium                   67,600         75,300        72,000      214,900
Platinum                    20,100         22,800        22,100       65,000

East Boulder Mine           33,100         35,300        32,900      101,300
Palladium                   25,800         27,500        25,500       78,800
Platinum                     7,300          7,800         7,400       22,500

Company Total              120,800        133,400       127,000      381,200
Palladium                   93,400        102,800        97,500      293,700
Platinum                    27,400         30,600        29,500       87,500

BLITZ PROJECT:

The Company's recently acquired TBM, which is to be utilized in developing the Company's new underground Blitz PGM project to the east of the existing Stillwater Mine, is now operational. The TBM was assembled over the past four months in an underground chamber specifically excavated for that purpose.

The Blitz project will be in development for approximately five more years and involves three interdependent initiatives: a TBM drive extending about 23,000 feet to the east from the existing Stillwater Mine infrastructure; a second underground drift to be conventionally driven parallel to and about 600 feet above the TBM drive; and a new surface portal and decline to be located about four miles to the east of the existing Stillwater Mine facilities. The new surface portal will be conventionally driven from surface and ultimately will intercept the two primary Blitz tunnels, providing ventilation and emergency egress for the Blitz area.

The Blitz project remains on track for completion in 2017. The TBM drive, parallel drift, and surface portal and decline are designed to provide the backbone for future mining in the Blitz project area and will cost an estimated $180 million, of which approximately $33.4 million has been spent through September 2012. The Blitz project is intended to strengthen the Company's ore reserve position by establishing access to previously undeveloped portions of the J-M Reef, thereby extending the available mining life there and creating the potential for expanded mine production rates in the future. Ore produced from the Blitz project would be processed at the Company's adjacent Stillwater Mine mill, which has excess permitted capacity available.

GRAHAM CREEK PROJECT:

Development at the Company's Graham Creek PGM project, where the Company is using one of the original East Boulder Mine TBMs to develop 8,200 feet to the west of the existing East Boulder infrastructure, is progressing somewhat ahead of plan. Total Graham Creek TBM development footage through September 2012 is about 5,700 feet, about 70% of the total 8,200 feet of new TBM development planned there. The TBM development is slated to wrap up late in the first quarter of 2013, after which two new vertical ventilation raises (shafts) to surface will be added. Total cost of this Graham Creek development work has been projected at around $8 million, of which about $4.0 million has been spent through September 2012. In view of the technical complexity of these ventilation raises, the Company anticipates it may need to bring in an outside contractor for the development of the raises, which could increase the total estimated cost of the Graham Creek project by about $3 million.

The Company could realize some early Graham Creek PGM production during 2014, although the full development, including all definitional drilling, is targeted for completion in early 2015. It is not yet known if the project will facilitate any increase in production rates at East Boulder, which like the Stillwater Mine also has excess permitted mill capacity.

MARATHON PROJECT:

Progress continues on several fronts at the Marathon PGM-copper project situated near the northern shore of Lake Superior in the province of Ontario, Canada.

As previously announced, in April of 2012 Mitsubishi Corporation became a 25% owner of the Marathon Project. Under the terms of the agreement, Mitsubishi Corporation will bear 25% of future capital and operating costs at Marathon and has acquired the right to purchase up to 100 % of the PGM production from the Marathon project. Mitsubishi Corporation may also facilitate access to Japanese project financing resources in support of the mine development.

A definitive engineering study is currently being conducted by Nordmin Engineering Ltd, headquartered in Thunder Bay, Ontario. As previously announced, an environmental impact statement (EIS) for the Marathon project was submitted to a joint federal-provincial environmental review panel on July 27, 2012. The definitive engineering study will yield a final project design and firm cost estimates for the project, as well as information required to obtain the final Marathon operating permits.

To this point the project team's principal effort has been focused on reassessing work done previously in defining the economic resource and ore reserves at Marathon, including updating that work for information obtained subsequent to the prior study. Following this reassessment, the team's efforts will focus on preparing the detailed engineering and project design documents.

Findings to date, while preliminary, indicate that the palladium metal content was overestimated in a portion of the original resource and reserve modeling work provided by a third-party expert at the time of the acquisition. While it is still too early to assess the overall effect or materiality of these findings on the project's infrastructure, on its economics (as they apply to proven and probable ore reserves), and on its permitting timeline, management cautions that the effect is likely to be a deterioration in both project economics and ore reserves. However, preliminary findings to date also suggest a potential increase in the overall resource tonnage resulting from higher metals prices, better-than-estimated metal recoveries and new drilling, although the Company must await the full engineering study to confirm the effect of these findings. The full Nordmin engineering study is currently slated for completion during the first half of 2013.

In the meantime, the Company continues to progress on schedule with the environmental assessment and permitting processes, while updating information as necessary to facilitate and complete the impact analysis through the Joint Panel Review process. At present, the project's EIS is under public review and open to public comment with the Panel Hearings expected to begin sometime in the second quarter of 2013.

Management has reviewed the findings and the project team's permitting and engineering progress to date. The Company is pleased with the progress to date and, in anticipation of the start of project development, is moving forward in assessing potential financing alternatives.

ALTAR EXPLORATION PROJECT:

The Company owns and controls the Altar property, a large copper-gold exploration play located in the Andes Mountains of the San Juan province, Argentina. As reported in the Company's press release of August 8, 2012, during the 2011-2012 drilling season on the Altar property which concluded in late April the Company completed over 27,000 meters of additional core drilling (compared to 25,000 meters originally budgeted), adding significantly to the understanding of this emerging copper-gold resource.

The season's drilling expanded the limits of the copper-gold mineralization at depth in the original Altar discovery area and confirmed the presence and significance of a second distinct mineralizing center with somewhat higher gold grades in the eastern portion of the Altar resource area. Further, reconnaissance drilling has discovered a potential third distinct mineralizing center indicating additional copper-gold potential on the Company's concessions north of the current Altar resource. Drilling has yet to define the perimeter of the Altar mineralization area. Added drilling at Quebrada de la Mina, a gold target to the northwest of the principal Altar mineral resource, indicated attractive gold grades but insufficient volumes to sustain a stand-alone gold operation there.

While Altar exploration expenditures were budgeted at about $25 million for 2012, only about $17 million in total has been spent to date through September, suggesting that even with fourth quarter 2012 spending to mobilize next year's drilling program, total spending at Altar will probably not exceed $20 million this year. Political developments in Argentina may further reduce spending at Altar in 2013. Drilling in the 2012-2013 season will focus on better defining the resource at depth, as well as attempting to identify the eastern perimeter of the mineralization.

SLAG CLEANING FURNACE AND PRECIOUS METAL REFINERY TECHNOLOGY PROJECTS:

The Company's previous smelting furnace was idled when a new and larger primary furnace was commissioned in 2009. In 2011, the idled furnace was reconfigured as planned to serve as a slag-cleaning furnace supporting improved metal recoveries and additional recycling growth, as well as providing backup smelting capacity.

Engineering of the operating systems necessary to connect the modified furnace with the Company's primary smelting furnace has now been completed and final construction is in progress. A mandatory furnace warming required in starting the slag cleaning furnace operation is underway this week. The furnace warming, to be followed by firing up and conditioning of the reconfigured furnace, is scheduled so that all construction will be complete and the newly structured slag cleaning operation will be functional at the beginning of December 2012. By the end of the year both furnaces should be operating in tandem to increase PGM recoveries.

It is projected that the slag cleaning operation will yield in excess of 2,500 ounces of PGMs annually from both mined and recycled materials that would otherwise remain bound up in the smelter slags.

Separately, work on the precious metal refinery technology continues with additional process test work scheduled during the fourth quarter of 2012.

The contents of this press release have been read and approved by Stanford T. Foy, CPG, who is a Qualified Person under Canadian Securities Administrators guidelines.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2011 Annual Report on Form 10-K, in its quarterly Form 10-Q filings, and in corresponding filings with Canadian securities regulatory authorities. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT:
Mike Beckstead
(406) 373-8971